Exhibit 10.8

TALEN ENERGY

SUPPLEMENTAL COMPENSATION PENSION PLAN

TALEN ENERGY

SUPPLEMENTAL COMPENSATION PENSION PLAN

Effective as of June 1, 2015

TALEN ENERGY

SUPPLEMENTAL COMPENSATION PENSION PLAN

WHEREAS, Talen Energy Supply, LLC desires to adopt the Talen Energy Supplemental Compensation Pension Plan (the “Plan”).

NOW THEREFORE, effective as of June 1, 2015, Talen Energy Supply, LLC hereby adopts a non-qualified defined benefit pension plan as hereinafter set forth:

1. Purpose. The purpose of this Supplemental Compensation Pension Plan is to provide a supplemental monthly retirement benefit, based on the benefit formula of the Talen Energy Retirement Plan, to management and/or highly compensated employees of Talen Energy Supply, LLC (the “Company”) and other Participating Companies whose benefits payable under the Retirement Plan are limited or reduced as the result of the annual compensation limit under section 401(a)(17) of the Internal Revenue Code. The Plan is to be unfunded and is maintained for the purpose of providing deferred compensation for a select group of management and/or highly compensated employees, within the meaning of section 201(c), 301(a)(3) and 401(a)(1) of ERISA.

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2. Definitions.

(a) “Affiliated Company” or “Affiliated Companies” shall mean any parent or subsidiaries of the Company (or companies under common control with the Company) which are members of the same controlled group of corporations (within the meaning of section 1563(a) of the Code) as the Company or which are under common control with the Company (within the meaning of Section 414(c) of the Code).

(b) “Board” means the Board of Directors of Talen Energy Supply, LLC.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Company” means Talen Energy Supply, LLC or its successors.

(e) “Compensation” means, for any Participant, for any calendar year, a Participant’s “Annual Rate of Earnings” as defined in the Retirement Plan, including, however, amounts in excess of the limitation in effect under section 401(a)(17) of the Code.

(f) “Participant” means an employee or former employee of a Participating Company who has become a Participant in accordance with Article 3 hereof.

(g) “Participating Company” means each Affiliated Company that is designated by the Board to adopt this Plan by action of its board of directors or other governing body.

(h) “Plan” means this Supplemental Compensation Pension Plan, as amended from time to time.

(i) “Retirement Plan” means the Talen Energy Retirement Plan, as amended from time to time.

(j) “RPC” means the Talen Energy Retirement Plan Committee.

(k) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.

(l) “Separation from Service” means a “separation from service” as defined in Section 409A.

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3. Entitlement to Benefits.

(a) Participation. An employee of a Participating Company who is a participant in the Retirement Plan shall become a Participant in this Plan on the date that his Compensation exceeds the limitation under section 401(a)(17) of the Code for the calendar year.

(b) Eligibility for Payment. A Participant’s surviving spouse shall have a right to receive payments from this Plan only if the Participant dies prior to commencement of benefits under the Plan and the Participant’s surviving spouse is entitled to a pre-retirement survivor annuity under the Retirement Plan. No person other than the Participant or his surviving spouse shall be entitled to payments from this Plan. Notwithstanding the above, any Participant otherwise eligible for benefits shall forfeit any and all benefits under the Plan if such Participant’s termination of employment with a Participating Company is for “Cause” as such term is defined in the Talen Executive Severance Plan or a successor to such Plan covering executives of Talen Energy Corporation.

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4. Amount of Supplemental Compensation Pension Benefit.

(a) Subject to Section 3(b) of this Plan, the Participating Company who is the employer of a Participant will supplement the annual pension payable under the Retirement Plan with respect to a Participant who retires, or the benefit payable to the surviving spouse of such a Participant who dies before retirement, by the amount that is the difference, if any, between such pension or surviving spouse’s benefit under the Retirement Plan (expressed as a single life annuity payable at the same time as the Participant’s or surviving spouse’s benefit under the Plan, based on the early retirement factors and interest and mortality rates used in the Retirement Plan) and the annual pension or surviving spouse’s benefit (similarly expressed) that would have been payable under the Retirement Plan if such Participant’s “Annual Rate of Earnings” (as such term is defined in the Retirement Plan) used to determine such Participant’s annual pension or surviving spouse’s benefit under the Retirement Plan had not been limited under section 401(a)(17) of the Code, and if such Participant’s “Years of Credited Service” included all years of service with all “Affiliated Companies” even if such “Affiliated Companies” were not or are not “Participating Companies”, all such terms being defined in the Retirement Plan, and such Participant’s “Years of Credited Service” and “Annual Rate of Earnings” include years that the Participant had credited with the PPL Corporation Retirement Plan, with such “Years of Credited Service” and “Annual Rate of Earnings” as defined under that plan.

The above calculated annual pension or surviving spouse’s benefit shall be reduced by the greater of (i) the amount payable to the Participant or the Participant’s surviving spouse under the PPL Supplemental Executive Retirement Plan or (ii) the amount payable to the Participant or the Participant’s surviving spouse under the PPL Supplemental Compensation Pension Plan.

(b) In the event that a Participant’s benefit under the Retirement Plan is subject in whole or in part to a domestic relations order, payments under this Plan shall be calculated and paid without regard to such order.

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5. Form and Time of Payment.

The benefit described in Article 4 will be paid solely in the form of a single sum calculated in accordance with the actuarial assumptions for single sum payment of the Retirement Plan. The benefit described in Article 4 shall be paid commencing the later of the first day of the month following the Participant’s 55th birthday or the first of the month next following six calendar months after the Participant’s Separation from Service. If a married Participant dies prior to Separation from Service, the Participant’s surviving spouse shall be paid the single sum value of a 50% survivor annuity for the accrued benefit payable if the Participant had survived until the day after Separation from Service, if age 55 or older at the date of death, or the single sum value of a 50% survivor annuity that would have been paid had Participant survived to age 55, if younger than age 55 at date of death, had a Separation from Service at age 55, and died the day after.

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6. Administration. The administrator of the Plan shall be the RPC. The RPC shall have the discretionary authority and final right to interpret, construe and make benefit determinations (including eligibility and amount) under the Plan. The decisions of the RPC are final and conclusive for all purposes. If one or more members of the RPC are disqualified by personal interest from taking part in a particular decision, the remaining member or members of the RPC (although less than a quorum) shall have full authority to act on the matter. The RPC may delegate any or all of its authority. To the extent of any such delegation, the RPC’s delegate shall have the same authority as the RPC.

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7. Miscellaneous.

(a) If any person to receive payment is a minor, or is deemed by the RPC or is adjudged to be legally incompetent, the payments shall be made to the duly appointed guardian or committee of such minor or incompetent, or they may be made to such person or persons who the RPC believes are caring for or supporting such minor or incompetent.

(b) All payments to persons entitled to benefits under this Plan shall be made to such persons and shall not be grantable, transferable or otherwise assignable in anticipation of payment thereof, in whole or in part, by the voluntary or involuntary acts of any such persons, or by operation of law, and shall not be liable or taken for any obligation of such person. Each Participating Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, Participant agrees to hold each and every Participating Company harmless from any claim that arises out of a Participating Company’s obeying any such order whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

(c) Nothing in this Plan shall confer any right on any Participant to continue in a Participating Company’s employ or to receive compensation, nor shall anything in this Plan affect in any way the right of a Participating Company to terminate any Participant’s employment at any time.

(d) The expenses of administration hereunder shall be borne by the Company.

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(e) This Plan shall be construed, administered and enforced according to the laws of the State of Delaware.

(f) All payments to a Participant or beneficiary of such Participant from this Plan shall be made from the general assets of the Company. This Plan shall not require any Participating Company or an Affiliated Company to set aside, segregate, earmark, pay into trust or special account or otherwise restrict the use of its assets in the operation of the business. Participant shall have no greater right or status than as an unsecured creditor of the Company, with respect to any amounts owed to Participant hereunder.

(g) The masculine pronoun shall be deemed to include the feminine and the singular to include the plural unless a different meaning is plainly required by the context.

(h) The provisions of this Plan shall bind and inure to the benefit of the Participating Companies and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

(i) Each Participating Company shall have the right to withhold from payments made under the Plan or from wages paid to a Participant or from other amounts paid by the Participating Company to a Participant any taxes required to be withheld with respect to a Participant for payment to the federal or any state or local or foreign government.

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8. Termination or Amendment. The Board may, in its sole discretion, terminate and amend this Plan from time to time provided, however, that the Plan may not be terminated or amended to the prejudice or detriment of any Participant during the three (3) year period immediately following a “Change in Control,” as such term is defined in the Retirement Plan, as amended from time to time (or, if later, thirty six (36) months from the consummation of the transaction giving rise to the “Change in Control”). Without limiting the generality of the foregoing, the proviso of the preceding sentence shall not, at any time or in any event, be amended or deleted. Subject to the foregoing, the RPC may adopt any amendment that does not significantly affect the cost of the Plan or significantly alter the benefit design or eligibility requirements of the Plan. Each amendment to the Plan will be binding on the Participating Company to which it applies. No termination or amendment shall (without Participant’s consent) alter Participant’s right to payment which has commenced prior to the effective date of such termination or amendment. No termination or amendment of this Plan shall reduce the vested accrued benefit of a Participant in any manner, as of the time such amendment or termination is effective. Notwithstanding the foregoing, if the Company is liquidated in a corporate dissolution taxed under Section 331 of the Internal Revenue Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), the RPC shall have the right, pursuant to a termination and liquidation of the Plan (and all plans aggregated with the Plan pursuant to Treas. Reg. §1.409A-1(c)(2)) within 12 months of such event, to determine the Total Amount Payable under Paragraph 8 to Participant, and to cause the amount so determined to be paid in one or more installments or upon such other terms and conditions and at such other time (not beyond the time provided for herein) as the RPC determines to be just and equitable. In such an event, the amounts deferred under the Plan must be included in Participant’s gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

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Executed this 1st day of June, 2015.

Talen Energy Supply, LLC

By:	/s/ Carol A. Moody
Carol A. Moody
Vice President - Human Resources

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